Exhibit (h)(33)

FORM OF SCHEDULE A

OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit
(as a Percentage of average net assets)
Blue Chip Portfolio	0.10%
Aggressive Growth Portfolio	0.10%
Diversified Research Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Concentrated Growth Portfolio (formerly I-Net Tollkeeper)	0.10%
Financial Services Portfolio	0.10%
Health Sciences Portfolio	0.10%
Technology Portfolio	0.10%
Growth LT Portfolio	0.10%
Focused 30 Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
International Value Portfolio	0.10%
Capital Opportunities Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Equity Index Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Multi-Strategy Portfolio	0.10%
Main Street Core Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Managed Bond Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Money Market Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Equity Portfolio	0.10%
Aggressive Equity Portfolio	0.10%
Large-Cap Value Portfolio	0.10%
Comstock Portfolio	0.10%
Real Estate Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%
VN Small-Cap Value Portfolio	0.10%
American Funds Growth Portfolio	0.10%
(applies to feeder fund expenses only)

Effective May 1, 2005, agreed to and accepted by:

PACIFIC SELECT FUND

BY:	ATTEST:

Name: Thomas C. Sutton	Name: Audrey L. Milfs
Title: Chairman of the Board and Trustee	Title: Secretary

PACIFIC LIFE INSURANCE COMPANY

BY:	ATTEST:

Name: Thomas C. Sutton	Name: Laurene E. MacElwee
Title: Chairman of the Board and	Title: Assistant Vice President
Chief Executive Officer

BY:	ATTEST:

Name: Audrey L. Milfs	Name: Laurene E. MacElwee
Title: Vice President and Secretary	Title: Assistant Vice President